Exhibit (a)(4)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

(Including the Associated Common Share Purchase Rights)

of

InFocus Corporation

at

$0.95 Net Per Share in Cash

by

IC Acquisition Corp.

a wholly-owned subsidiary of

Image Holdings Corporation

a wholly-owned subsidiary of

Radisson Investment Limited

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, MAY 22, 2009, UNLESS THE OFFER IS EXTENDED.

April 27, 2009

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

We have been appointed by IC Acquisition Corp., an Oregon corporation (“Purchaser”) and a wholly-owned subsidiary of Image Holdings Corporation, an Oregon corporation (“Image Holdings”) and a wholly-owned subsidiary of Radisson Investment Limited, a Hong Kong corporation (“Radisson”), to act as Information Agent in connection with Purchaser’s offer to purchase for cash all the outstanding shares of common stock, without par value (the “InFocus Common Stock”), and the associated common share purchase rights issued pursuant to the Rights Agreement, dated as of January 7, 2009, between InFocus Corporation, an Oregon corporation (“InFocus”), and Mellon Investor Services LLC, a New Jersey limited liability company (together with the InFocus Common Stock, the “Shares”), of InFocus, at a purchase price of $0.95 per Share, net to the seller in cash, without interest thereon and subject to any required withholding of taxes, on the terms and subject to the conditions set forth in the Offer to Purchase, dated April 27, 2009 (the “Offer to Purchase”), and in the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements to the Offer to Purchase or to the Letter of Transmittal, collectively constitute the “Offer”) enclosed herewith. Holders of Shares whose certificates representing such Shares (“Share Certificates”) are not immediately available or who cannot deliver their Share Certificates and all other required documents to the Depositary (as defined below) on or prior to the Expiration Date (as defined in the Offer to Purchase), or who cannot complete the procedure for book-entry transfer on or prior to the Expiration Date, may tender their Shares according to the guaranteed delivery procedures set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase.

Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

Enclosed herewith for your information and forwarding to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee are copies of the following documents:

1. The Offer to Purchase, dated April 27, 2009.

2. The Letter of Transmittal to tender Shares for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares.

3. The Notice of Guaranteed Delivery for Shares to be used to accept the Offer if Share Certificates are not immediately available or if such Share Certificates and all other required documents cannot be delivered to BNY Mellon Shareowner Services (the “Depositary”) on or prior to the Expiration Date or if the procedure for book-entry transfer cannot be completed on or prior to the Expiration Date.

4. The letter to shareholders of InFocus from Robert G. O’Malley, the President and Chief Executive Officer of InFocus, accompanied by InFocus’s Solicitation/Recommendation Statement on Schedule 14D-9 filed with the U.S. Securities and Exchange Commission.

5. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

7. A return envelope addressed to BNY Mellon Shareowner Services as Depositary.

YOUR PROMPT ACTION IS REQUESTED. WE ADVISE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, MAY 22, 2009, UNLESS THE OFFER IS EXTENDED.

The Offer is conditioned on, among other things, there being validly tendered and not validly withdrawn prior to the expiration of the Offer a number of Shares that represents at least 65% of the total number of outstanding Shares on a fully diluted basis. The Offer is also subject to other conditions set forth in the Offer to Purchase. See Section 14—“Conditions of the Offer” of the Offer to Purchase. The Offer is not conditioned upon Purchaser, Image Holdings or Radisson obtaining financing.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of April 10, 2009, among Image Holdings, Purchaser and InFocus (as it may be amended or supplemented from time to time, the “Merger Agreement”). The Merger Agreement provides, among other things, for the making of the Offer by Purchaser, and further provides that, on the terms and subject to the conditions set forth in the Merger Agreement and following the completion of the Offer, Purchaser will merge with and into InFocus (the “Merger”), with InFocus continuing as the surviving corporation and becoming a wholly owned subsidiary of Image Holdings. By virtue of the Merger and without any action on the part of the InFocus shareholders, at the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than (i) any Shares held by InFocus, Image Holdings or Purchaser, or any of their respective subsidiaries, and (ii) Shares held by InFocus shareholders who perfect dissenter’s rights, if any, under the Oregon Business Corporation Act, as amended (the “OBCA”) with respect to the Merger) will be converted into the right to receive $0.95 net in cash, or any higher price paid per Share in the Offer, without interest (the “Merger Consideration”), subject to any withholding of taxes. At the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor.

The Board of Directors of InFocus has unanimously (i) determined that the Offer and the Merger, taken together, are fair to and in the best interests of InFocus and the InFocus shareholders; (ii) adopted the Merger Agreement in accordance with the OBCA, and approved the transactions contemplated thereby, including the Offer and the Merger and the transactions contemplated by the Support Agreement (as defined in the Offer to Purchase); and (iii) recommended that InFocus’ shareholders accept the Offer, tender their Shares to Purchaser pursuant to the Offer and, if applicable, approve the Merger and approve and adopt the Merger Agreement.

In all cases, Purchaser will pay for Shares purchased in the Offer only after timely receipt by the Depositary of: (i) certificates representing the Shares (“Share Certificates”) or timely confirmation (a “Book-Entry Confirmation”) of the book-entry transfer of the Shares into the Depositary’s account at The Depository Trust Company (the “Book-Entry Transfer Facility”) pursuant to the procedures set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares” in the Offer to Purchase; (ii) the appropriate Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry transfer; and (iii) any other documents that the Letter of Transmittal requires.

Holders of Shares whose Share Certificates are not immediately available or who cannot deliver their Share Certificates and all other required documents to the Depositary on or prior to the Expiration Date, or who cannot complete the procedure for delivery by book-entry transfer on or prior to the Expiration Date, may tender their Shares pursuant to the guaranteed delivery procedures set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares” in the Offer to Purchase.

Purchaser will not pay any commissions or fees to any broker, dealer or other person (other than the Depositary, Georgeson, Inc. (the “Information Agent”), and Georgeson Securities Corporation (the “Dealer Manager”) (as described in the Offer to Purchase)) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, reimburse you, upon request, for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any stock transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

Any inquiries you may have with respect to the Offer should be addressed to the undersigned, at the address and telephone number set forth on the back cover of the Offer to Purchase. Additional copies of the enclosed materials may be obtained from the undersigned.

Very truly yours,

Georgeson, Inc.

Nothing contained herein or in the enclosed documents shall make you or any other person, the agent of Purchaser, Image Holdings, Radisson, the Depositary, the Dealer Manager or the Information Agent, or any affiliate of any of them, or authorize you or any other person to make any statement or use any document on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.

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